                                                                    EXHIBIT 11.1
                               AMERICREDIT CORP.
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
               (dollars in thousands, except per share amounts)

                                              Three Months Ended         Nine Months Ended
                                                  March 31,                  March 31,
                                           -------------------------  -------------------------
                                               2001        2000          2001         2000
                                           -------------------------  -------------------------
Weighted average shares outstanding          80,079,906  74,869,550    78,520,489   72,110,495

Incremental shares resulting from
 assumed exercise of stock options            6,630,080   4,158,357     6,297,229    4,434,448
                                           -------------------------  -------------------------

Weighted average shares and
  assumed incremental shares                 86,709,986  79,027,907    84,817,718   76,544,943
                                           =========================  =========================


NET INCOME                                      $60,430     $32,410      $151,145      $77,343
                                           =========================  =========================


EARNINGS PER SHARE:

  Basic                                           $0.75       $0.43         $1.92        $1.07
                                           =========================  =========================

  Diluted                                         $0.70       $0.41         $1.78        $1.01
                                           =========================  =========================

Basic earnings per share have been computed by dividing net income by weighted average shares outstanding.

Diluted earnings per share have been computed by dividing net income by the weighted average shares and assumed incremental shares. Assumed incremental shares were computed using the treasury stock method. The average common stock market price for the period was used to determine the number of incremental shares.